MANNY SHULMAN

                           7777 Glades Road, Suite 213
                            Boca Raton, Florida 33434




                                  May 15, 1997



Mr. C. Lawrence Rutstein
QPQ Corporation
7777 Glades Road, Suite 213
Boca Raton, Florida 33434

      Re:   Management Consulting Agreement
            -------------------------------

Gentlemen:

      Formalizing our earlier discussions this is to acknowledge and confirm the terms of our Management Consulting Agreement ("Consulting Agreement") as follows:

      1. APPOINTMENT OF SHULMAN & ASSOCIATES. QPQ Corporation (the "Company") hereby engages Manny Shulman ("Shulman") and Shulman hereby agrees to render services to the Company as a management consultant, strategic planner and advisor.

      2. DUTIES. During the term of this Agreement Shulman shall provide advice to, undertake for and consult with the Company concerning management, strategic planning, negotiating with security holders, corporate organization and structure, identification of business opportunities and other general corporate matters in connection with the operation of the business of the Company.

      3. TERM. The term of this Consulting Agreement shall be for a period commencing May 15, 1997 and terminating June 30, 1997.

      4. COMPENSATION. As compensation for its services hereunder, Shulman shall be issued options to purchase up to 500,000 shares of Common Stock, $.01 par value (the "Options") of the Company exercisable at $.06 per share. Options to purchase the 500,000 Shares of Common Stock shall vest on the date hereof.






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      5.    PURCHASE OF SHARES.  The Options  shall be issued solely in exchange for the contemplated services and appropriate investment restrictions shall be noted against the shares underlying such Options upon issuance.

      6. EXPENSES. Shulman shall be entitled to reimbursement by the Company of such reasonable out-of-pocket expenses as Shulman may incur in performing services under this Consulting Agreement. Any significant expenses shall be approved in advance with the Company.

      7. REGISTRATION. The Company agrees to provide Shulman with registration rights at the Company's cost and expense and include the shares of Common Stock underlying the Options in a registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission within the proximate future.

      8. CONFIDENTIALITY. Shulman will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Shulman in the course of its performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of pendency of patent applications). Any management advice rendered by Shulman pursuant to this Consulting Agreement may not be disclosed publicly in any manner without the prior written approval of Shulman. The provisions of this paragraph 8 shall survive the termination and expiration of this Consulting Agreement.

      9. INDEMNIFICATION. The Company agrees to indemnify and hold Shulman harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not Shulman is a party to such dispute. This indemnity shall not apply, however, and Shulman shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities attributable to the negligence or willful misconduct of Shulman in the performance of his services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder.

      10. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the





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State of Florida. In the event of any dispute as to the terms of this Consulting
Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees.

      Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.

                                    Very truly yours,




                                    By: /s/ Manny Shulman
                                       -------------------------------
                                        Manny Shulman


ACCEPTED AND AGREED TO as of the 15th day of May, 1997.


QPQ CORPORATION



By: /s/ C. Lawrence Rutstein
   --------------------------------
    C. Lawrence Rutstein